Exhibit 99.1

February 17, 2016	Analyst Contact:	Andrew Ziola 918-947-7163
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Announces Fourth-quarter
and Full-year 2015 Financial Results

TULSA, Okla. - Feb. 17, 2016 - ONE Gas, Inc. (NYSE: OGS) today announced financial results for its fourth quarter and full year 2015. The company announced previously on Jan. 19, 2016, that it expected 2015 net income to be in the range of $118 million to $120 million.

Highlights include:

•	Fourth-quarter 2015 net income was $39.2 million, or $0.74 per diluted share, compared with $36.6 million, or $0.69 per diluted share, in the fourth quarter 2014;

•	Full-year 2015 net income was $119.0 million, or $2.24 per diluted share, compared with $109.8 million, or $2.07 per diluted share, in 2014;

•	Full-year 2015 capital expenditures were $294.3 million, compared with $297.1 million in 2014.

“We are pleased with our first full-year financial results, which were driven by lower operating expenses and continued investments in our system," said Pierce H. Norton II, president and chief executive officer. "We will continue to execute on our strategic plan of investing in the safety and reliability of our system and delivering excellent customer service in order to create value for our stakeholders."

FOURTH-QUARTER 2015 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $73.9 million in the fourth quarter 2015, compared with $70.0 million in the fourth quarter 2014.

Net margin increased by $7.2 million compared with fourth quarter 2014, which primarily reflects:

•	A $9.5 million increase from new rates primarily in Oklahoma and Texas;

•	A $0.8 million increase due to higher sales volumes, net of weather normalization;

•	A $1.2 million decrease due primarily to lower transportation volumes from weather-sensitive customers in Kansas;

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ONE Gas Announces Fourth-quarter and Full-year 2015 Financial Results

February 17, 2016

•	A $1.0 million decrease in other revenues; and

•
A $0.5 million decrease in rider and surcharge recoveries due to a lower ad-valorem surcharge in Kansas and expiration of the take-or-pay rider in Oklahoma, both of which were offset by lower amortization expense.

Fourth-quarter 2015 operating costs were $123.1 million, compared with $122.5 million in the fourth quarter 2014, which primarily reflects:

•	An $8.2 million increase in employee-related expenses;

•	A $1.7 million increase in ad valorem taxes;

•	A $2.5 million decrease in outside service expenses;

•	A $2.2 million decrease in information technology expenses, which includes $0.9 million of costs associated with the separation from ONEOK (NYSE: OKE);

•	A $1.1 million decrease in legal and workers' compensation expense;

•	A $1.1 million decrease in fleet-related expenses; and

•	A $0.6 million decrease in bad debt expense.

Fourth-quarter 2015 depreciation and amortization was $34.4 million, compared with $31.7 million in the fourth quarter 2014. The increase was due primarily to an increase in depreciation expense from capital investments placed in service.

Capital expenditures were $94.6 million for the fourth quarter 2015, compared with $72.5 million in the fourth quarter 2014, due primarily to an increase in system maintenance activity.

Key Statistics: More detailed information is listed on page 12 in the tables.

•	Actual heating degree days across the company’s service areas were 3,124 in the fourth quarter 2015, 21 percent warmer than normal and 19 percent warmer than the same period last year;

•	Actual heating degree days in the Oklahoma service area were 1,068 in the fourth quarter 2015, 18 percent warmer than normal and 20 percent warmer than the same period last year;

•	Actual heating degree days in the Kansas service area were 1,440 in the fourth quarter 2015, 24 percent warmer than normal and 22 percent warmer than the same period last year;

•	Actual heating degree days in the Texas service area were 616 in the fourth quarter 2015, 19 percent warmer than normal and 10 percent warmer than the same period last year;

•	Residential natural gas sales volumes were 36.5 billion cubic feet (Bcf) in the fourth quarter 2015, down 10 percent compared with the same period last year;

•	Total natural gas sales volumes were 47.8 Bcf in the fourth quarter 2015, down 10 percent compared with the same period last year;

•	Natural gas transportation volumes were 54.2 Bcf in the fourth quarter 2015, down 1 percent compared with the same period last year; and

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ONE Gas Announces Fourth-quarter and Full-year 2015 Financial Results

February 17, 2016

•	Total natural gas volumes delivered were 102.0 Bcf in the fourth quarter 2015, down 5 percent compared with the same period last year.

FULL-YEAR 2015 FINANCIAL PERFORMANCE

Full-year 2015 operating income was $239.1 million, compared with $225.3 million in 2014.

Net margin increased $14.7 million compared with last year, which primarily reflects:

•	A $27.5 million increase from new rates primarily in Texas and Oklahoma;

•	A $4.8 million increase attributed to residential customer growth primarily in Oklahoma and Texas;

•	A $6.0 million decrease in line extension revenue, from commercial and industrial customers, and other revenues;

•	A $4.8 million decrease due to lower sales volumes, net of weather normalization, primarily from warmer weather in 2015 compared with 2014;

•
A $3.7 million decrease in rider and surcharge recoveries due to a lower ad-valorem surcharge in Kansas and the expiration of the take-or-pay rider in Oklahoma, both of which were offset by lower amortization expense; and

•	A $3.1 million decrease due primarily to lower transportation volumes from weather-sensitive customers in Kansas.

2015 operating costs were $469.6 million, compared with $476.0 million in 2014, which primarily reflects:

•	A $6.8 million decrease in information technology services associated with the separation from ONEOK;

•	A $6.0 million decrease in outside service expenses;

•	A $4.1 million decrease in legal and workers' compensation expense;

•	A $2.7 million increase in bad debt expense;

•	A $1.4 million decrease in fleet-related expenses;

•	A $0.9 million decrease in ad valorem taxes; and

•	An $16.3 million increase in employee-related expenses.

Full-year 2015 depreciation and amortization expense was $133.0 million, compared with $125.7 million in 2014. This increase was due primarily to a $12.1 million increase in depreciation expense from capital investments placed in service, offset partially by a $3.6 million decrease associated with the ad-valorem surcharge rider in Kansas and the take-or-pay rider in Oklahoma.

Full-year 2015 capital expenditures were $294.3 million, compared with $297.1 million in 2014.

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ONE Gas Announces Fourth-quarter and Full-year 2015 Financial Results

February 17, 2016

The company ended the fourth quarter 2015 with $2.4 million of cash and cash equivalents, $12.5 million of commercial paper outstanding and $1.0 million in letters of credit, leaving $686.5 million of credit available under its $700 million credit facility. The total debt-to-capitalization ratio at Dec. 31, 2015, was approximately 40 percent.

> View earnings tables

REGULATORY ACTIVITY

Oklahoma

In January 2016, the Oklahoma Corporation Commission (OCC) approved a joint stipulation and settlement agreement for an increase in Oklahoma Natural Gas' base rates of $29,995,000. The agreement includes the continuation, with certain modifications, of the Performance Base Rate Change tariff that was established in 2009. New rates were effective in January 2016 and result in a typical residential customer paying $2.96 more per month for natural gas service.

Kansas

In November 2015, the Kansas Corporation Commission (KCC) approved a request from Kansas Gas Service for an increase in base rates of approximately $2.4 million under the Gas System Reliability Surcharge (GSRS) rider, which became effective on December 2015. GSRS is a capital-recovery mechanism that allows for a rate adjustment providing recovery of and a return on incremental safety-related and government-mandated capital investments made between rate cases.

Kansas Gas Service will filed a rate case in 2016 based on a 2015 test year, with new rates expected to be effective January 2017.

Texas

In November 2015, Texas Gas Service notified the City of El Paso and surrounding incorporated cities that it would be filing a full rate case in lieu of the El Paso Annual Rate Review (EPARR) in 2016.

Texas Gas Service expects to file a rate case in the Central Texas jurisdiction, which includes the City of Austin, in 2016.

In the normal course of business, Texas Gas Service has received approval for increases totaling $4.8 million in 2015 for rate relief under the Gas Reliability Infrastructure Program (GRIP) and cost-of-service adjustments in other Texas jurisdictions to address investments in rate base and changes in cost of service.

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ONE Gas Announces Fourth-quarter and Full-year 2015 Financial Results

February 17, 2016

2015 FINANCIAL GUIDANCE

On Jan. 19, 2016, ONE Gas announced that its 2016 financial net income is expected to be in the range of $127 million to $137 million, or approximately $2.40 to 2.60 per diluted share.

Capital expenditures are expected to be approximately $305 million in 2016. More than 70 percent of these expenditures are targeted for system integrity and replacement projects.

Rate base in 2016 is expected to average $2.9 billion with 43 percent in Oklahoma, 31 percent in Kansas and 26 percent in Texas.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Thurs., Feb. 18, 2016, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 888-334-3001, pass code 9604001, or log on to www.onegas.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 9604001.

LINK TO EARNINGS TABLES

http://www.onegas.com/~/media/OGS/Earnings/2015/OGS_2015Q4Earnings-pfd$1s0Zs.ashx
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ONE Gas, Inc. (NYSE: OGS) is a natural gas distribution company and the successor to the company founded in 1906 as Oklahoma Natural Gas Company, which became ONEOK, Inc. (NYSE: OKE) in 1980. On Jan. 31, 2014, ONE Gas officially separated from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas utility.

ONE Gas trades on the New York Stock Exchange under the symbol "OGS," and is included in the S&P MidCap 400 Index.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas. ONE Gas is one of the largest publicly traded, 100 percent regulated, natural gas utilities in the United States.

ONE Gas is headquartered in Tulsa, Okla., and its companies include the largest natural gas distributor in Oklahoma and Kansas, and the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

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ONE Gas Announces Fourth-quarter and Full-year 2015 Financial Results

February 17, 2016

For more information, visit the website at http://www.ONEGas.com. For the latest news about ONE Gas, follow us on Twitter @ONEGasInc.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.
Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.
One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation, including the application of market rates by state and local agencies;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•
our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•	the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies;

•	our ability to generate sufficient cash flows to meet all of our cash needs;

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

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ONE Gas Announces Fourth-quarter and Full-year 2015 Financial Results

February 17, 2016

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of LDC franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	changes in law resulting from new federal or state energy legislation;

•	changes in environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	advances in technology;

•	population growth rates and changes in the demographic patterns of the markets we serve;

•	acts of nature and the potential effects of threatened or actual terrorism, including cyber attacks or breaches of technology systems and war;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries;

•	changes in accounting standards and corporate governance;

•	discovery of material weaknesses in our internal controls;

•	our ability to attract and retain talented management and directors;

•	the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	declines in the market prices of debt and equity securities and resulting funding requirements for our defined benefit pension plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement;and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONE Gas Announces Fourth-quarter And Full-year 2015 Financial Results

February 17, 2016

ONE Gas, Inc.
STATEMENTS OF INCOME

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2015	2014	2015	2014
	(Thousands of dollars, except per share amounts)

Revenues	$389,149	$514,368	$1,547,692	$1,818,906
Cost of natural gas	157,733	290,192	705,959	991,949
Net margin	231,416	224,176	841,733	826,957
Operating expenses
Operations and maintenance	109,795	111,532	414,476	420,686
Depreciation and amortization	34,431	31,727	133,023	125,722
General taxes	13,287	10,907	55,105	55,255
Total operating expenses	157,513	154,166	602,604	601,663
Operating income	73,903	70,010	239,129	225,294
Other income	(788)	620	263	1,625
Other expense	27	(1,120)	(2,813)	(2,949)
Interest expense	(10,978)	(9,956)	(44,570)	(45,842)
Income before income taxes	62,164	59,554	192,009	178,128
Income taxes	(22,962)	(22,947)	(72,979)	(68,338)
Net income	$39,202	$36,607	$119,030	$109,790

Earnings per share
Basic	$0.75	$0.70	$2.26	$2.10
Diluted	$0.74	$0.69	$2.24	$2.07

Average shares (thousands)
Basic	52,431	52,398	52,578	52,364
Diluted	53,071	53,241	53,254	52,946
Dividends declared per share of stock	$0.30	$0.28	$1.20	$0.84

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ONE Gas Announces Fourth-quarter And Full-year 2015 Financial Results

February 17, 2016

ONE Gas, Inc.
BALANCE SHEETS

	December 31,	December 31,
(Unaudited)	2015	2014
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$5,132,682	$4,850,201
Accumulated depreciation and amortization	1,620,771	1,556,481
Net property, plant and equipment	3,511,911	3,293,720
Current assets
Cash and cash equivalents	2,433	11,943
Accounts receivable, net	216,343	326,749
Materials and supplies	33,325	27,511
Income tax receivable	38,877	43,800
Natural gas in storage	142,153	185,300
Regulatory assets	32,925	50,193
Other current assets	16,789	22,005
Total current assets	482,845	667,501
Goodwill and other assets
Regulatory assets	435,863	478,723
Goodwill	157,953	157,953
Other assets	55,838	51,313
Total goodwill and other assets	649,654	687,989
Total assets	$4,644,410	$4,649,210

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ONE Gas Announces Fourth-quarter And Full-year 2015 Financial Results

February 17, 2016

ONE Gas, Inc.
BALANCE SHEETS
(Continued)
	December 31,	December 31,
(Unaudited)	2015	2014
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued 52,598,005 shares and outstanding 52,259,224 shares at December 31, 2015; authorized 250,000,000 shares, issued and outstanding 52,083,859 shares at December 31, 2014	$526	$521
Paid-in capital	1,764,875	1,758,796
Retained earnings	95,046	39,894
Accumulated other comprehensive income (loss)	(4,401)	(5,174)
Treasury stock, at cost: 338,781 shares at December 31, 2015 and no shares at December 31, 2014	(14,491)	—
Total equity	1,841,555	1,794,037
Long-term debt, excluding current maturities	1,201,305	1,201,311
Total equity and long-term debt	3,042,860	2,995,348
Current liabilities
Current maturities of long-term debt	7	6
Notes payable	12,500	42,000
Accounts payable	107,482	159,064
Accrued interest	18,873	18,872
Accrued taxes other than income	37,249	44,742
Accrued liabilities	31,470	26,019
Customer deposits	60,325	60,003
Regulatory liabilities	24,615	32,467
Other current liabilities	11,700	9,260
Total current liabilities	304,221	392,433
Deferred credits and other liabilities
Deferred income taxes	951,785	894,585
Employee benefit obligations	272,309	287,779
Other deferred credits	73,235	79,065
Total deferred credits and other liabilities	1,297,329	1,261,429
Commitments and contingencies
Total liabilities and equity	$4,644,410	$4,649,210

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ONE Gas Announces Fourth-quarter And Full-year 2015 Financial Results

February 17, 2016

ONE Gas, Inc.
STATEMENTS OF CASH FLOWS
	Years Ended December 31,
(Unaudited)	2015	2014
	(Thousands of dollars)
Operating activities
Net income	$119,030	$109,790
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	133,023	125,722
Deferred income taxes	63,789	49,935
Share-based compensation expense	9,187	7,613
Provision for doubtful accounts	4,520	7,195
Changes in assets and liabilities:
Accounts receivable	105,886	23,044
Materials and supplies	(5,814)	10,868
Income tax receivable	4,923	(43,800)
Natural gas in storage	43,147	(19,172)
Asset removal costs	(51,608)	(47,125)
Accounts payable	(59,635)	(6,881)
Accrued interest	1	18,743
Accrued taxes other than income	(7,493)	12,316
Accrued liabilities	5,451	21,228
Customer deposits	322	2,643
Regulatory assets and liabilities	50,658	30,067
Employee benefit obligation	(15,033)	(10,102)
Other assets and liabilities	(6,147)	(45,421)
Cash provided by operating activities	394,207	246,663
Investing activities
Capital expenditures	(294,320)	(297,103)
Cash used in investing activities	(294,320)	(297,103)
Financing activities
Borrowings on notes payable, net	(29,500)	42,000
Repurchase of common stock	(24,122)	—
Issuance of debt, net of discounts	—	1,199,994
Long-term debt financing costs	—	(11,087)
Cash payment to ONEOK upon separation	—	(1,130,000)
Issuance of common stock	7,051	2,001
Dividends paid	(62,826)	(43,696)
Cash provided by (used in) financing activities	(109,397)	59,212
Change in cash and cash equivalents	(9,510)	8,772
Cash and cash equivalents at beginning of period	11,943	3,171
Cash and cash equivalents at end of period	$2,433	$11,943
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$26,246	$21,066
Cash (received) paid for income taxes, net	$(5,423)	$44,603

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ONE Gas Announces Fourth-quarter And Full-year 2015 Financial Results

February 17, 2016

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2015	2014	2015	2014
	(Millions of dollars, except as noted)
Financial
Net margin	$231.4	$224.2	$841.7	$827.0
Operating costs	$123.1	$122.5	$469.6	$476.0
Depreciation and amortization	$34.4	$31.7	$133.0	$125.7
Operating income	$73.9	$70.0	$239.1	$225.3
Capital expenditures	$94.6	$72.5	$294.3	$297.1

Net margin on natural gas sales	$196.4	$186.8	$711.9	$688.2
Transportation revenues	$25.9	$27.4	$98.8	$102.3
Net margin, excluding other revenues	$222.3	$214.2	$810.7	$790.5

Volumes (Bcf)
Natural gas sales
Residential	36.5	40.5	115.5	125.3
Commercial and industrial	10.4	11.7	35.9	38.6
Wholesale and public authority	0.9	0.9	2.6	2.5
Total volumes sold	47.8	53.1	154.0	166.3
Transportation	54.2	54.5	204.8	213.5
Total volumes delivered	102.0	107.6	358.8	379.8

Average number of customers (in thousands)
Residential	1,963	1,953	1,968	1,955
Commercial and industrial	156	155	157	156
Wholesale and public authority	3	3	3	4
Transportation	12	12	12	12
Total customers	2,134	2,123	2,140	2,127

Heating Degree Days
Actual degree days	3,124	3,875	9,114	10,615
Normal degree days	3,964	3,948	9,962	9,965
Percent colder (warmer) than normal weather	(21.2)%	(1.8)%	(8.5)%	6.5%

Statistics by State
Oklahoma
Average number of customers (in thousands)	859	853	861	853
Actual degree days	1,068	1,339	3,135	3,720
Normal degree days	1,305	1,305	3,317	3,317
Percent colder (warmer) than normal weather	(18.2)%	2.6%	(5.5)%	12.1%

Kansas
Average number of customers (in thousands)	632	631	635	634
Actual degree days	1,440	1,848	4,264	5,179
Normal degree days	1,895	1,895	4,860	4,860
Percent colder (warmer) than normal weather	(24.0)%	(2.5)%	(12.3)%	6.6%

Texas
Average number of customers (in thousands)	643	639	644	640
Actual degree days	616	688	1,715	1,716
Normal degree days	764	748	1,785	1,788
Percent colder (warmer) than normal weather	(19.4)%	(8.0)%	(3.9)%	(4.0)%